Exhibit 3.1

 Form Of

CERTIFICATE OF DETERMINATION

OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF

SERIES D PREFERRED STOCK OF

DIGITAL POWER CORPORATION

Amos Kohn and Daniel B. Eng certify that:

1.     They are the duly elected and President and Chief Executive Officer and Secretary, respectively, of Digital Power Corporation, a California corporation (the “Corporation”).

2.     The Corporation has authorized the issuance of Three Hundred Seventy Eight Thousand, Seven Hundred Seventy-Six thousand (378,776) shares of preferred stock. 378,776 shares have been designated Series D Preferred Stock, none of which have been previously issued.

3.     Pursuant to authority given to it by the Corporation’s Articles of Incorporation, the Board of Directors of the Corporation (the “Board”) has duly adopted the following:

RESOLVED, that the Board of Directors of the Corporation designates the Series D Preferred Stock and the number of shares constituting each series, and fixes the rights, preferences, privileges and restrictions relating to each series in addition to any set forth in the Articles of Incorporation as follows:

A.     Designation and Amount. The Corporation shall have a series of preferred stock which shall be designated the “Series D Preferred Stock” (“Series D Preferred”) and the number of shares initially constituting such series shall be Three Hundred Seventy Eight Thousand, Seven Hundred Seventy-Six thousand (378,776).

B.      Rights, Preferences, Privileges and Restrictions. Series D Preferred shall have the respective rights, preferences, privileges and restrictions as follows:

Section 1. Dividend Rights.

1.1     Series D Dividends. The holders of Series D Preferred shall not be entitled to receive dividends.

Section 2. Voting Rights.

2.1.     No Voting Rights. Except as otherwise required by law, the Series D Preferred shall have no voting rights.

Section 3. Liquidation, Dissolution or Bankruptcy.

If the Corporation: (i) adopts a plan of liquidation or of dissolution; (ii) commences a voluntary proceeding under the federal bankruptcy law or any other applicable state or federal bankruptcy, insolvency or similar law; (iii) consents to the entry of an order for relief in any involuntary case under such law; (iv) consents to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property; (v) makes an assignment for the benefit of its creditors; or (vi) admits in writing its inability to pay its debts generally as they become due; and on account of any such event the Corporation shall liquidate, dissolve or wind up, then, and in that event, the holders of Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, the Corporation’s Series A Preferred Stock, or to the holders of any other junior series of preferred stock, by reason of their ownership thereof and subject to the rights of the Corporation’s Series B Preferred Stock, Series C Preferred Stock and any other class or series of Corporation stock subsequently issued that ranks senior to the Series D Preferred (“Senior Stock”), an amount per share in cash or equivalent value in securities or other consideration equal to its Stated Value of $0.01 per share (“Series D Preference Amount”) ratably with any class or series ranking on a parity with the Series D Preferred (“Series D Parity Stock”) in proportion to the respective preference amounts each such holder of Series D Parity Stock would otherwise be entitled to receive. If the amount of such distribution after payment to any Senior Stock is insufficient to permit full payment of the Series D Preference Amount to the holders of the Series D Preferred, then such distribution shall be distributed ratably to the holders of the Series D Preferred and Series D Parity Stock in proportion to the respective preference amount each such holder would otherwise be entitled to receive.

Section 4. Automatic Conversion of Series D Preferred; Redemption By the Corporation.

4.1     Automatic Conversion. Upon the shareholders of Common Stock of the Corporation approving the conversion of the Series D Preferred Stock into shares of Common Stock in connection with the acquisition of Microphase common stock and for purposes of compliance with Rule 713 of the NYSE MKT, then each share of Series D Preferred shall automatically be converted into two shares of Common Stock (“Conversion Ratio”).

4.2     Adjustment to Series D Preferred Conversion Ratio. The Conversion Ratio as to the number of shares of Common Stock into which each share of Series D Preferred is convertible shall be subject to adjustment from time to time as follows:

(a)     In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each case,

(1)     the number of shares of Common Stock into which each share of Series D Preferred is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock that the holder of a share of Series D Preferred would have been entitled to receive after the occurrence of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

(2)     an adjustment made pursuant to this subsection 4.2(a) shall become effective (i) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (ii) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

4.3     No Fractional Shares. In connection with the conversion of any shares of Series D Preferred, no fractions of a share of Common Stock shall be issued, but in lieu thereof the Corporation at its sole election and discretion shall make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Board.

4.4      Notice Method. Any notice required or permitted by this Section 4 to be given to a holder of Series D Preferred or to the Corporation shall be in writing and be deemed given upon the earlier of (i) personal delivery to such holder, (ii) actual receipt or on the tenth day after the same has been deposited by first class mail in the United States mail, postage prepaid, and addressed to the holder at the address appearing on the books of the Corporation.

4.5      No Avoidance of Terms. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, which has the effect of or for the purpose of, avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation. The Corporation shall at all times in good faith take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series D Preferred against improper dilution or other impairment.

4.6      Optional Redemption. On or after the first anniversary of the initial issuance of the Series D Preferred, the Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series D Preferred Stock at the time outstanding, upon notice given as provided in Section 4.4, at a redemption price equal to the sum of the Stated Value per each share redeemed.

Section 5.     Reports as to Adjustments.

Whenever the number of shares of Common Stock into which each share of Series D Preferred is convertible is adjusted as provided in Section 4.2 above, the Corporation shall promptly provide notice to the holders of record of shares of Series D Preferred Stock, in accordance with Section 4.4, (i) stating that the number of shares of Common Stock into which each share of Series D Preferred is convertible has been adjusted, (ii) setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series D Preferred of the holder is convertible, as a result of such adjustment, and (iii) setting forth a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

Section 6.     Reacquired Shares.

Any shares of Series D Preferred which are converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the California Corporations Code. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of another series of preferred stock of the Corporation.

Section 7.     Notices of Record Date.

In the event of (i) the declaration by the Corporation of a record date for the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reorganization, reclassification or recapitalization of the capital stock of the Corporation or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send, in accordance with Section 4.4, at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series D Preferred shall be entitled to exchange their Series D Preferred for securities or other property deliverable upon such reorganization, recapitalization, reclassification, dissolution, liquidation or winding up.

Section 8. Captions.

All section captions are for reference only and shall not be considered in construing the rights, preferences or privileges of the Series D Preferred.

Section 9. Severability.

If any provision contained herein is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: April __, 2017